CERTIFICATE OF AMENDMENT
                       OF CERTIFICATE OF INCORPORATION OF
                        HUGO INTERNATIONAL TELECOM, INC.


Hugo International Telecom, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware ("GCL"), does hereby certify:

FIRST: That by written consent in lieu of meeting dated February 17, 2006, the Board of Directors of the Corporation duly adopted a resolution setting forth proposed amendments of the Certificate of Incorporation of the Corporation, declaring said amendments to be advisable and calling for the approval of the amendments by the stockholders. The resolutions setting forth the proposed amendments are as follows:

RESOLVED, that the Certificate of Incorporation of this Corporation be amended as follows:

     By changing Article number "4" thereof so that, as amended, said Article shall be and read as follows:

     4. Authorized Shares. The Corporation is authorized to issue 100,000,000 shares of Common Stock, $.0001 par value ("Common Stock") and 10,000,000 shares of Preferred Stock, $.0001 par value ("Preferred Stock"). A statement of tdesignations and the powers, preferences and rights of such classes of stock and the qualifications, limitations or restrictions thereof, the fixing of which by the Certificate of Incorporation is desired, and the authority of the Board of Directors to fix, by resolution or resolutions, the designations and the powers, preferences and rights of such classes of stock or the qualifications, limitations or restrictions thereof, which are not fixed hereby, are set forth herein.

         Part I.  Reverse Stock Split.

          On May 18, 2006 at 6:00 p.m. Eastern Standard Time (the "Effective Time"), a reverse stock split ("Reverse Stock Split") will occur, as a result of which each one thousand (1000) issued and outstanding shares of Common Stock of the Corporation ("Old Common Stock") shall automatically, without further action on the part of the Corporation or any holder of such Common Stock, be reclassified and converted into one (1) share of the Corporation's Common Stock ("New Common Stock"). The Reverse Stock Split will be effected as follows:

          (a) Following the Effective Time, each holder of a certificate (s) representing outstanding shares of the Corporation's Old Common Stock ("Old Certificate(s)") will be entitled to receive, upon surrender of such Old Certificate(s) to the Corporation's transfer agent (the "Agent") for cancellation, a certificate(s) ("New Certificate") representing the number of shares of New Common Stock owned by such stockholder following the Reverse Stock Split.

          (b) From and after the Effective Time, Old Certificates shall confer no right upon the holders thereof other than the right to exchange them for the New Certificates pursuant to the provision hereof.

          (c) The Corporation will not issue fractional shares. The number of shares to be issued to each stockholder will be rounded up to the nearest whole number if, as a result of the Reverse Stock Split, the number of shares owned by any stockholder would not be a whole number.

         Part II. Provisions Applicable to All Series of Preferred Stock.

          (a) Shares of Preferred Stock may be issued from time to time in one or more series. The preferences and relative participating, optional and other special rights of each series and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series already outstanding; the terms of each series shall be as specified in this Part II and in the resolution or resolutions hereinafter referred to; and the Board of Directors of the Corporation is hereby expressly granted authority to fix, by resolution or resolutions adopted prior to the issuance of any shares of a particular series of Preferred Stock, the designations, preferences and relative participating, optional and other special rights, or the qualifications, limitations or restrictions thereof, of such series, including, but without limiting the generality of the foregoing, the following:

               (i) The rate and times at which, and the terms and conditions on which, dividends on the Preferred Stock of such series shall be paid;

               (ii) The right,  if any,  of holders of  Preferred  Stock of such series to convert the same into, or exchange the same for, other classes of stock of the Corporation and the terms and conditions of such conversion or exchange;

               (iii) The redemption  price or prices and the time at which,  and the terms and conditions on which, Preferred Stock of such series may be redeemed;

               (iv) The rights of the holders of Preferred  Stock of such series upon the voluntary or involuntary liquidation, distribution or sale of assets, dissolution or winding up of the Corporation;

               (v) The voting power, if any, of the Preferred Stock of such series; and

                           (vi) The terms of the sinking fund or redemption or
              purchase account, if any, to be provided for the Preferred Stock of such series.

          (b) All shares of each series shall be identical in all respects to the other shares of such series. The rights of the Common Stock of the Corporation shall be subject to the preferences and relative participating, optional and other special rights of the Preferred Stock of each series as fixed herein and from time to time by the Board of Directors as aforesaid.

     Part III. Provisions Applicable to Common Stock.

          (a) After the requirements with respect to preferential dividends upon the Preferred Stock of all classes and series thereof shall have been met and after the Corporation shall have complied with all requirements, if any, with respect to the setting aside of sums as a sinking fund or redemption or purchase account for the benefit of any class or series thereof, then, and not otherwise, the holders of Common Stock shall be entitled to receive such dividends as may be declared from time to time by the Board of Directors.

          (b) After distribution in full of the preferential amounts to be distributed to the holders of all classes and series thereof of Preferred Stock then outstanding, in the event of a voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of the Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares of Common Stock held by them respectively.

          (c) Each holder of Common Stock shall have one vote in respect of each share of such stock held by him.

SECOND: That thereafter, pursuant to resolution of the Board of Directors, stockholders of the Corporation representing the necessary number and class of shares as required by statute, acting by written consent in lieu of meeting in accordance with Section 228 of the GCL, consented to the adoption of said amendments by signing the consent setting forth said amendments and delivered the signed consent to the Corporation as required by the provisions of said
Section 228.

THIRD: That said amendments were duly adopted in accordance with the provisions of Section 242 of the GCL.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed this 9th day of May, 2006.


                                            HUGO INTERNATIONAL TELECOM INC.


                                            By:  /s/ Kevin Kreisler
                                                 -------------------------
                                                     Kevin Kreisler
                                                     President